Exhibit 99.1

ACUSPHERE, INC. REPORTS 2006 FINANCIAL RESULTS
AND OPERATING HIGHLIGHTS
- Phase 3 Clinical Trial Results Expected in Q2 2007 -

Watertown, MA, March 19, 2006 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter and year ended December 31, 2006 and commented on operating progress.

Financial Results

The Company’s financial results for the periods are summarized in the accompanying table. These results are detailed in Acusphere’s Annual Report on Form 10-K as recently filed with the U.S. Securities and Exchange Commission.  These results primarily reflect costs incurred by the Company to advance its lead product candidate, Imagify™, through Phase 3 clinical trials and preparations for submitting the New Drug Application (NDA) later this year. Imagify is a cardiovascular drug designed to increase the effectiveness of ultrasound for the detection of coronary artery disease.

The Company’s product candidates are not approved for sale and, accordingly, during 2006 the Company did not derive any revenue from product sales. During 2006, the Company recognized $1.8 million in collaboration revenue. The majority of this revenue was recognized in connection with its agreement with Nycomed for European marketing rights to Imagify.  As of December 31, 2006, the Company reported $7.3 million in deferred revenues relating to this agreement.

Operating expenses in 2006 increased to $64.1 million, compared to $49.6 million in 2005. This $14.5 million increase primarily reflects an increase of $6.3 million in depreciation expense associated with the Company’s commercial manufacturing facility placed into service in October 2005, a $3.9 million increase in intellectual property related costs, a $2.3 million increase in stock-based compensation expense resulting from the adoption of SFAS 123R, and increased staffing and other costs associated with qualifying the Imagify commercial manufacturing facility and advancing the Company’s earlier stage product development efforts and other business development costs. These expenses were partially offset by reduced clinical trial costs, due to the completion of enrollment in December 2005 of Acusphere’s RAMP-1 clinical trial and in June 2006 of its RAMP-2 clinical trial.

As of December 31, 2006, the Company’s total assets were $94.8 million, the two largest components of which were cash and cash equivalents of $59.8 million and net property and equipment of $32.5 million.

Operating Update

Acusphere is focusing on progressing through Imagify clinical trials, qualifying the Imagify commercial manufacturing facility, preparing for the Imagify New Drug Application (NDA) submission and expanding the Company’s product pipeline to leverage the commercial organization the Company plans to build for Imagify.

Imagify Clinical Trials

During 2006, the Company announced the results from its RAMP-1 clinical trial, the first Phase 3 clinical trial for Imagify, completed enrollment in its RAMP-2 clinical trial, the second Phase 3 clinical trial for

Imagify, and completed a revised training program for the RAMP-1 and RAMP-2 ultrasound blinded readers. Our findings from this training program convince us that ultrasound blinded readers can increase their ability to correctly diagnose patients with disease, referred to as increasing reader sensitivity. The ultrasound blinded readers for the RAMP-2 trial are now in the process of reading all RAMP-2 images that can be evaluated to take advantage of this new skill level. As of this date, each of the ultrasound blinded readers have completed reading more than 50% of the images. The Company, which is currently blinded to the RAMP-2 efficacy results, expects to unblind and announce of these results in the second quarter of 2007.

As a part of its ongoing clinical program for Imagify, Acusphere will continue investigating the performance of Imagify in a range of circumstances that may be encountered beyond of the scope of the RAMP-1 and RAMP-2 studies.  One such trial, named ACCESS (Acquiring Consensus for Contrast Echocardiography System Settings), is designed to determine the appropriate equipment settings for Imagify on a variety of ultrasound hardware platforms. The Company has completed enrollment of 39 patients in this trial. Additionally, with RAMP-1 and RAMP-2 focused on the diagnostic value of Imagify, which is the ability to detect the presence or absence of disease at a fixed point in time, Acusphere also anticipates evaluating the prognostic value of Imagify, which is the ability to predict future cardiovascular events, or outcomes through a trial called PACE (Prognostic Assessment of Contrast Echocardiography). No new administration of Imagify will be required for PACE, as the Company will conduct follow-up analysis on patients from the RAMP-1 and RAMP-2 trials.

Imagify Manufacturing

The Company has completed all installation qualification, or IQ, and operational qualification, or OQ, requirements relating to its commercial manufacturing facility in Tewksbury, Massachusetts, for Imagify. Final qualification of the Imagify commercial manufacturing facility will continue through 2007 in preparation for the NDA submission. Imagify is delivered intravenously and must be manufactured in a sterile manner.  As part of the NDA submission, the Company must demonstrate and verify that the facility is capable of manufacturing sterile product before proceeding to the final step of producing sterile Imagify development batches. The required testing to validate this aseptic processing is expected to begin in the third quarter of 2007.

NDA Submission

Once the RAMP-2 results have been announced, the Company will move to complete and submit the NDA to FDA within the fourth quarter of 2007. The Company is currently working on the application wherever possible. Acusphere recently announced that Dennis Bucceri has been appointed to Senior Vice President of Regulatory Affairs for the Company and he will oversee the NDA process for Imagify. Prior to joining Acusphere, Mr. Bucceri was Vice President of Regulatory Affairs for Genzyme Corporation, and previously held senior regulatory roles at Hoechst-Roussel, Serono Laboratories and Astra USA. His extensive experience includes submitting NDAs and securing approval for more than 35 new drugs.

Product Pipeline Expansion

Acusphere intends to advance the Company’s product pipeline beyond Imagify in 2007 through increased emphasis on new development initiatives. Ideal products will be those that both fit the hospital-based sales model and commercial infrastructure that the Company is building for Imagify and those products that leverage Acusphere’s proprietary drug delivery technology platform. The Company has been evaluating potential candidates and expects to announce progress on a new product program in the third quarter of 2007.

Commenting on the fourth quarter and fiscal year 2006, Sherri C. Oberg, President and Chief Executive Officer, said “We are pleased with the progress we made in 2006 in executing against our goals. As we approach the completion of the Phase 3 Imagify clinical phase, we look forward to moving the product through regulatory evaluation and commercial launch. While we have been highly focused on the Imagify program in recent years and look forward to continued Imagify progress, it is now time to re-emphasize other aspects of the Company’s technology platform to create a broader pipeline of product candidates.”

Upcoming Milestones

Looking ahead, in 2007 the Company plans to:

•                  Release RAMP-2 trial results in Q2

•                  Announce a new product development program in Q3

•                  Begin aseptic validation of the Imagify commercial manufacturing facility in Q3

•                  Submit the Imagify NDA in Q4

Conference Call Information

Acusphere plans to hold a conference call with investors today, Monday, March 19, 2007, commencing at 1:00 PM (Eastern Time). The conference call will cover the Company’s financial results, operating results and business outlook and will be led by Sherri C. Oberg, President and CEO and John F. Thero, SVP and CFO of Acusphere, who will also be available for investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-866-271-6130, or internationally 1-617-213-8894, using the confirmation code: 27209445.  After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through April 2, 2007 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 37720708.

About Imagify™ (perflubutane polymer microspheres) injectable suspension

Imagify is a cardiovascular drug in Phase 3 clinical development, designed to provide physicians with valuable information on myocardial perfusion, or blood flow to the heart muscle. Acusphere is developing Imagify to enable cardiac stress ultrasound to assess myocardial perfusion and compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. The Company believes that Imagify-enhanced cardiac stress ultrasound has the potential to be a cost effective and convenient method to screen for coronary artery disease. The Company estimates that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States and believes that the U.S. commercial opportunity for Imagify exceeds $2 billion.

Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques and has been studied in more than 1000 patients to date.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, Imagify, is a cardiovascular drug in Phase 3 clinical development.  For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the successful completion of clinical trials, in particular,  successful results for the Company’s RAMP-2 trial, and statements regarding the timing and likelihood of regulatory approval of an NDA submission for Imagify, the timing and success of the ACCESS and PACE  trials for Imagify, the timing of announcement of a new HDDS development program, the timing and success of qualification of a commercial manufacturing facility, including process qualification and aseptic validation, the strength of the Company’s intellectual property position, the ability to establish and develop a sales team for Imagify and commercial prospects for the Company’s current and future product candidates. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for Imagify, uncertainties regarding the number of patients required to complete the Phase 3 clinical trials and uncertainties regarding the potential affects of not achieving clinical endpoints, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006
Revenue	$857	$666	$3,429	$1,781
Operating expenses:
Research and development	10,398	9,937	42,159	52,445
General and administrative	1,838	3,078	7,446	11,615
Total operating expenses	12,236	13,015	49,605	64,060
Interest and other expense (income)	220	(332)	(1,551)	(1,190)

Net loss	$(11,599)	$(12,017)	$(44,625)	$(61,089)
Dividends on preferred stock	(655)	(594)	(2,419)	(2,381)
Net loss available to common stockholders	$(12,254)	$(12,611)	$(47,044)	$(63,470)

Net loss per common share — basic and diluted	$(0.56)	$(0.39)	$(2.49)	$(2.30)
Weighted-average shares outstanding — basic and diluted	22,032	30,683	18,897	27,599

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	December 31, 2005	December 31, 2006

Cash and short-term investments	$51,112	$59,750
Current assets	52,254	60,591
Total assets	95,839	94,822
Current portion of deferred revenue	3,429	2,667
Other current liabilities	17,814	19,658
Long-term obligations, net of current portion	14,601	9,381
Deferred revenue, net of current portion	2,578	4,667
Stockholders’ equity	57,417	58,449

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Contact:
John F. Thero Acusphere, Inc. Sr. Vice President and CFO (617) 648-8800 or Stephen Schultz Acusphere, Inc. Director, Corporate Communications (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800